Exhibit 99.1

Venaxis Announces Acquisition of BiOptix

Conference Call / Webcast Scheduled for Wednesday, September 14, 2016 at 8:45 AM ET

CASTLE ROCK, Colo., September 13, 2016 /PRNewswire/ -- Venaxis®, Inc. (Nasdaq: APPY), announced today that it has acquired BiOptix Diagnostics, Inc., ("BiOptix") a Boulder, CO-based privately-held company. BiOptix has developed a proprietary Enhanced Surface Plasmon Resonance ("E‑SPR") technology platform for the detection of molecular interactions. The technology was developed in conjunction with Dr. John 'Jan' Hall, Adjoint Professor, JILA (University of Colorado), who shared the Nobel Prize for Physics in 2005.
Venaxis acquired as of September 12, 2016, approximately 98% of the voting shares of BiOptix for approximately 14% of the Venaxis post-deal outstanding common shares.
BiOptix offers an affordable and powerful solution for drug discovery scientists that require label-free real-time detection of biomolecular interactions. The BiOptix unique enhanced instrumentation offers precise measurement of kinetics, affinity constants and concentration, proprietary easy-to-use analytical software, and two operating modes for higher throughput and experimental flexibility.
BiOptix' technology is an ultra-sensitive detection Surface Plasma Resonance (SPR) platform which combines high sensitivity with microarray detection capability allowing Pharma and Biotech researchers to understand much earlier in the discovery process whether their target molecules have functionality against the disease targeted. BiOptix' partners with academic research institutions, biotechnology, pharmaceutical, and contract research organizations to help make these partners drug development process more effective and productive.
SPR is an advanced and highly sensitive optical technology that can measure refractive index changes on a sensor chip's gold surface due to a change in mass that occurs during a binding event. This change can be used to monitor biological interactions such as the concentration of target molecules, kinetic rates and affinity constants.
"We are pleased to announce this acquisition and are excited by the opportunity we believe it represents for shareholders of Venaxis," said Steve Lundy, Chief Executive Officer of Venaxis, Inc. "The newly combined company will benefit from BiOptix technology and market opportunity, combined with Venaxis resources and public listing. The company is expected to initially focus on product improvement initiates and expanding commercialization of BiOptix's 404pi E-SPR product."
Conference Call

Venaxis will host an investor conference call to discuss the transaction on Wednesday, September 14, 2016, at 8:45 a.m. ET. The conference call will be hosted by Steve Lundy, President and CEO of Venaxis, Inc.

A live audio webcast will be accessible via the Investor Relations section of the Venaxis website, www.venaxis.com/webcast/. Participants and investors may also access the conference call by dialing 1-888-283-6901 (U.S.) or 1-719-457-2506 (Toll – International).

A replay of the call will be available approximately an hour after the end of the conference call on Venaxis' website. To access the webcast, please visit the investor relations section of the Venaxis website at www.venaxis.com/webcast/.

About Venaxis, Inc.--
Venaxis, Inc. is an in vitro diagnostic company which had been focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company's rapid blood based test for appendicitis.  In 2015, following failure to obtain FDA clearance for the APPY1 Test Venaxis began suspending its limited commercial activities associated with its APPY1 Test and began evaluating strategic alternatives available to the Company, culminating in the acquisition of BiOptix.

About BiOptix Subsidiary--
BiOptix Diagnostics, Inc., has developed an Enhanced Surface Plasmon Resonance ("SPR") instrument designed to increase the flexibility and reliability of SPR, in order to address the increasing demand for instruments suitable for a broader range of applications, while offering far greater performance per dollar than other instruments commercially available. BiOptix SPR biosensors shed light on important binding parameters that are crucial for determining whether a biologic or small molecule drug will be efficacious in humans and at what dose a drug should be administered.
Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. ("Venaxis") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements, as a result of many factors, including our ability to advance BiOptix commercialization and product development activities, retain the management and scientific team to advance the products, compete effectively in a competitive market, obtain and enforce intellectual property rights, realize value of intangible assets, and deal with general business conditions. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements.

Contact: InvestorRelations@venaxis.com